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                 [FORM OF LETTER TO INSTITUTIONAL SHAREHOLDERS]

PRELIMINARY COPY - SUBJECT TO COMPLETION

                        The Stockholders' Committee for
                       New Management of Tesoro Petroleum

        RE:  Consent Solicitation of The Stockholders' Committee for New
                         Management of Tesoro Petroleum

Dear Institutional Shareholder:

Enclosed for your consideration is consent material from The Stockholders' Committee for New Management of Tesoro Petroleum Corporation for the Consent Solicitation by the Stockholders' Committee for New Management of Tesoro Petroleum Corporation.

WE ARE PROVIDING THIS MATERIAL FOR INFORMATION PURPOSES ONLY. NO CONSENT CARD IS ENCLOSED. In the near future, you can expect to receive a duplicate set of material, including a WHITE consent card for voting, from your custodian bank or broker.

If you have any questions, please call our solicitor, Morrow & Co., Inc. at
(800) 662-5200 toll free.

Sincerely,


The Stockholders' Committee for New Management of Tesoro Petroleum Corporation